Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACTS	Terrence Bowshier	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 464-5078	(614) 917-5497

State Auto Financial Reports First Quarter 2008 Results

•	Record first quarter catastrophe losses

•	Quarterly loss of $0.31 per share

•	Quarterly GAAP combined ratio of 111.3

•	Book value per share decreased to $22.18

Columbus, Ohio (April 24, 2008) – State Auto Financial Corporation (NASDAQ: STFC) today reported a first quarter 2008 net loss of $12.5 million, or $0.31 per diluted share, versus net income of $30.8 million, or $0.74 per diluted share, for the first quarter of 2007. Net loss from operations* per diluted share for the first quarter 2008 was $0.28, versus net income of $0.72 for the same 2007 period.

STFC’s GAAP combined ratio for the quarter was 111.3 versus 91.3 for the first quarter of 2007. Catastrophe losses accounted for 12.5 points of the total 76.8 loss ratio points, or $35.0 million, during the first quarter this year, compared to 3.2 points of the total 56.8 loss ratio points, or $8.1 million, for the same period in 2007. STFC’s first quarter 2008 revenue was $301.0 million versus $275.5 million for the same period in 2007. STFC’s book value per share decreased to $22.18 per share as of March 31, 2008. Return on stockholders’ equity for the twelve months ended March 31, 2008 was 8.7% compared to 13.4% for the twelve months ended March 31, 2007.

“On February 14, we reported that a series of catastrophic storms would significantly impact our first quarter results. As the quarter developed, additional catastrophes occurring in the central states resulted in a record level of first quarter catastrophe losses totaling $35.0 million,” said STFC Chairman, President and CEO Bob Restrepo.

“On the property side we also saw a higher level of non-catastrophe weather losses in our homeowners’ book, as well as poor experience in commercial multi-peril and other commercial liability lines driven by large losses from prior accident years, particularly in commercial umbrella, commented Restrepo.

“Although catastrophe losses were the main story during the quarter, there are positive trends occurring in our business. We continue to be encouraged by the progress we are seeing on the production front. Net premiums written grew 9.7% during the quarter. Excluding the pooling changes previously announced, net premiums written increased 1.3%. Our largest line of business, standard auto, is growing organically with healthy levels of new business applications and retention is holding steady. We are also pleased with the reception and utilization by our agents of our commercial lines rating portal bizXpress, which has resulted in a nice lift in our businessowners’ (BOP) book, stated Restrepo.

“This quarter’s results were disappointing, being driven by bad weather and liability losses that were unusual if not unprecedented. We feel confident with the underlying quality of our business and our plans for the future,” added Restrepo.

STFC repurchased 761,919 shares during the first quarter and 1,575,449 shares to date under the previously announced share repurchase program which authorized purchasing up to 4.0 million common shares through December 31, 2009.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 33 states and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies. The company is one of NASDAQ’s listed companies to be named a 2007 Mergent Dividend Achiever for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. The State Auto Insurance Companies include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.com.

*Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to ($0.03) per diluted share for the first quarter 2008 versus $0.02 for the same 2007 period.

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STFC has scheduled a conference call with interested investors for Thursday, April 24, 10:00 a.m. Eastern time to discuss the company’s first quarter 2008 performance. Live and archived broadcasts of the call can be accessed on www.StateAuto.com. A replay of the call can be heard beginning at noon, April 24, by calling 1-800-510-0118. Supplemental schedules detailing the company’s first quarter 2008 financial, sales and underwriting results are made available on www.StateAuto.com prior to the conference call.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current assumptions, expectations and projections of State Auto Financial Corporation’s (the “Company”) management about future events. Although we believe these statements are based on reasonable assumptions, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed in the Company’s filings with the Securities and Exchange Commission, may cause actual results of the Company to differ materially from those anticipated in these forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the control to predict. These forward-looking statements are subject to these risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended March 31
(In millions, except per share amounts)	2008	2007
Net premiums written	$325.2	(B)	$247.5

Earned premiums	279.2	251.9
Net investment income	22.4	21.3
Net realized (loss) gain on investments	(1.8)	1.1
Other income	1.2	1.2

Total revenue	301.0	275.5

(Loss) income before federal income taxes	(15.0)	40.8

Federal income tax (benefit) expense	(2.5)	10.0

Net (loss) income	$(12.5)	$30.8

Earnings per share:
- basic	$(0.31)	$0.75
- diluted	$(0.31)	$0.74

Earnings per share from operations (A):
- basic	$(0.28)	$0.73
- diluted	$(0.28)	$0.72

Weighted average shares outstanding:
- basic	40.3	41.1
- diluted	40.8	41.8

Book value per share	$22.18	$20.94

Dividends paid per share	$0.15	$0.10

Total shares outstanding	39.8	41.1

GAAP ratios:
Loss and LAE ratio	76.8	56.8
Expense ratio	34.5	34.5

Combined ratio	111.3	91.3

(A) Net (loss) income from operations:
Net (loss) income	$(12.5)	$30.8
Less net realized (losses) gains on investments, less applicable federal income taxes	(1.2)	0.7

Net (loss) income from operations	$(11.3)	$30.1

(B)

Net premiums written for the three months ended March 31, 2008, includes $53.6 million of unearned premiums transferred to STFC in connection with the addition of The Patrons Group, Beacon National and SAMMI to the State Auto Pool, effective January 1, 2008.